THE NEW HOME COMPANY INC. ANNOUNCES STRATEGIC CHANGES IN ITS EXECUTIVE SUITE

Aliso Viejo, California, February 16, 2017. The New Home Company (NYSE:NWHM) today announced a series of executive changes that will support and enhance its operations and growth strategies.

The Company announced that Wayne Stelmar, the company’s Chief Investment Officer, will retire effective February 17, 2017. Mr. Stelmar will assume a consulting role with the company and continue as a member of the company’s Board of Directors and Executive Committee.

Mr. Stelmar commented, “As a co-founder, I am extremely proud of the accomplishments of The New Home Company since its formation in 2009. I look forward to contributing to the strategic growth of the company through my new role and my continued participation on the Board.”

Larry Webb, the company’s Chairman and CEO, stated, “I am extremely thankful for Wayne’s contributions, as he has been an integral part of The New Home Company and its culture since its formation. Wayne has been a partner, chief strategist and, most importantly, a friend for over twenty years. All of us will continue to benefit from his insight and expertise in his new role as a consultant and his ongoing service as a board member.”

Tom Redwitz, a co-founder and the company’s current Chief Operating Officer will assume the role of Chief Investment Officer. Mr. Redwitz will lead the company’s growth initiatives and land strategies while continuing his management in overseeing architecture and product design.

Leonard Miller will join the company as its Chief Operating Officer effective March 13, 2017. Mr. Miller was most recently California Regional President for Richmond American Homes, a subsidiary of M.D.C. Holdings, Inc., where he has served since 2004. Miller’s proven track record of operational excellence within the public homebuilder sector will be a significant asset to the company as it prepares for additional growth in its core western markets.

Mr. Webb concluded, “I am very excited about the future of The New Home Company and believe the changes to our executive team will augment our current expertise as a high-quality homebuilder while continuing to pursue our growth initiatives. With over 25 years of homebuilding experience, Leonard brings a wealth of industry expertise and local market knowledge to his role as Chief Operating Officer. This background and public company experience will be a great asset to our company as we continue to grow and further our focus on operational excellence. In addition, Mr. Redwitz’s expertise in land and product will ensure we retain our competitive edge and core values as we pursue our growth initiatives.”

About The New Home Company

THE NEW HOME COMPANY is a publicly traded company listed on the New York Stock Exchange under the symbol “NWHM.” It is a next generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and Phoenix. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Contact:
Drew Mackintosh, Investor Relations
949-382-7838
investorrelations@thenewhomecompany.com